                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                            ______________________________

                                       FORM 8-A

                 FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                          SECURITIES EXCHANGE ACT OF 1934


                               Berkshire Hathaway Inc.
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                 (Exact Name of Registrant as Specified in Its Charter)

                    Delaware                                  47-0813844
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     (State of Incorporation or Organization)                (IRS Employer
                                                           Identification No.)

         1440 Kiewit Plaza, Omaha, Nebraska                      68131
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      (Address of Principal Executive Offices)                  (Zip Code)

  If this form relates to the                  If this form relates to the
  registration of a class of securities        registration of a class of
  pursuant to Section 12(b) of the             securities pursuant to Section
  Exchange Act and is effective                12(g) of the Exchange Act and
  pursuant to General Instruction              is effective pursuant to General
  A.(c), please check the following            Instruction A.(d), please check
  box. / /*                                    the following box. / /

Securities Act registration statement file number to which
this form relates:      N/A
                   ------------

Securities to be registered pursuant to Section 12(b) of the Act:

      Title of Each Class to                 Name of Each Exchange on which
        be so Registered                    Each Class is to be so Registered
   ----------------------------            -----------------------------------

       Class A Common Stock                       New York Stock Exchange
   ----------------------------            -----------------------------------

       Class B Common Stock                       New York Stock Exchange
   ----------------------------            -----------------------------------


Securities to be registered pursuant to Section 12(g) of the Act:  None

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* The purpose of this Form 8-A is to reflect that Berkshire Hathaway Inc. is a successor issuer to OBH, Inc. (formerly Berkshire Hathaway Inc.) and General Re Corporation, and is now reporting under Section 12(b) of the Securities Exchange Act of 1934, as amended.

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

     The authorized capital stock of Registrant consists of 1,650,000 shares of Class A Common Stock, $5.00 par value per share ("Class A Common Stock"), 55,000,000 shares of Class B Common Stock, $.1667 par value per share ("Class B Common Stock"), and 1,000,000 shares of preferred stock, no par value per share ("Preferred Stock").

     The following summary of certain provisions of the Class A Common Stock, Class B Common Stock and Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of applicable law and Registrant's Restated Certificate of Incorporation.

     The holders of outstanding shares of Class A Common Stock are entitled to one vote, and the holders of outstanding shares of Class B Common Stock are entitled to one-two-hundredth (1/200th) of a vote, for each share held of record on all matters submitted to a vote of stockholders. Unless otherwise required by the Delaware General Corporation Law, the Class A Common Stock and Class B Common Stock vote as a single class with respect to all matters submitted to a vote of stockholders of Registrant.

     Mr. Buffett owns approximately 35.4% of the Class A Common Stock, and he shares voting and investment power over another 2.8% of such stock, which is owned by his wife, Susan T. Buffett, and 0.2% of such stock, which is owned by trusts of which he is trustee but in which he has no economic interest. The voting power represented by the aforementioned shares held by Mr. and Mrs. Buffett and the trusts is approximately 37.6%. Mr. and Mrs. Buffett have entered into a voting agreement with Registrant providing that, should the voting power of shares held by Mr. and Mrs. Buffett and the trust exceed 49.9% of the total voting power of Registrant voting securities, they will vote their shares in excess of that percentage proportionally with the votes of the other Registrant stockholders.

     Each share of Class A Common Stock may be converted into thirty (30) shares of Class B Common Stock at the holder's option at any time. Shares of Class B Common Stock are not convertible into Class A Common Stock or any other security.

     Holders of Class A Common Stock are entitled to receive ratably such dividends as may be declared by the Registrant's Board out of funds legally available therefor. Holders of Class B Common Stock will be entitled to dividends equal to one-thirtieth (1/30th) of the amount per share declared by Registrant's Board for each share of Class A Common Stock. Dividends with respect to the Class B Common Stock will be paid in the same form and at the same time as dividends with respect to Class A Common Stock, except that, in the event of a stock split or stock dividend, holders of Class A Common Stock will receive shares of Class A Common Stock and holders of Class B Common Stock will receive shares of Class B Common Stock, unless otherwise specifically designated by resolution of the Registrant's Board. Registrant has not declared a cash dividend since 1967 and has no present intention to pay a dividend on Class A Common Stock or on Class B Common Stock in the future.

     In the event of the liquidation, dissolution or winding-up of Registrant, holders of Class A Common Stock and Class B Common Stock are entitled to share ratably in all assets remaining after the payment of liabilities, with holders of Class B Common Stock entitled to receive per share one-thirtieth (1/30th) of any amount per share received by holders of Class A Common Stock. Neither holders of Class A Common Stock nor Class B Common Stock shall have preemptive rights to subscribe for additional shares of either class. All of the outstanding shares of Class A Common Stock and Class B Common Stock are fully paid and nonassessable.

     Registrant may issue the Preferred Stock in one or more series. The Registrant's Board is authorized to determine, with respect to each series of Preferred Stock which may be issued, the powers, designations, preferences, and rights of the shares of such series and the qualifications, limitations, or restrictions thereof, including any dividend rate, redemption rights, liquidation preferences, sinking fund terms, conversion rights, voting rights and any other preferences or special rights and qualifications. The effect of any issuance of the Preferred Stock upon the rights of holders of the Class A Common Stock and Class B Common Stock depends upon the respective powers, designations, preferences, rights, qualifications, limitations and restrictions of the shares of one or more series of Preferred Stock as determined by the Registrant's Board. Such effects might include dilution of the voting power of the Class A Common Stock and Class B Common Stock, the subordination of the rights of holders of Class A Common Stock and Class B Common Stock to share in Registrant's assets upon liquidation, and a reduction in the amount otherwise available for payment of dividends on Class A Common Stock and Class B Common Stock.


ITEM 2.  EXHIBITS

     1.   Restated Certificate of Incorporation of Registrant (1)

     2.   Certificate of Amendment of Certificate of Incorporation of
          Registrant (2)

     2.   By-laws of Registrant (3)

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(1) Filed as Exhibit 3.1 to Registrant's Registration Statement on Form S-4 (File No. 333-61129), filed on August 10, 1998, and incorporated herein by reference.

(2) Filed as Exhibit 4.2 to Registrant's Registration Statement on Form S-8 (File No. 333-70609), filed on January 14, 1999, and incorporated herein by reference.

(3) Filed as Exhibit 3.2 to Registrant's Registration Statement on Form S-4 (File No. 333-61129), filed on August 10, 1998, and incorporated herein by reference.

                                      SIGNATURE

          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.



                                   BERKSHIRE HATHAWAY INC.


                                   By: /s/ MARC D. HAMBURG
                                      -------------------------------------
                                      Marc D. Hamburg
                                      Vice President and Chief Financial Officer



Date: March 29, 1999